Exhibit 99.1

Hepion Pharmaceuticals’ CRV431 Demonstrates Efficacy in Kidney Fibrosis

- Results Support CRV431’s Potential to More Broadly Treat Fibrotic Diseases -

EDISON, N.J., June 22, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA) (“Hepion” or the “Company”), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced results from a study of the Company’s lead drug candidate, CRV431, demonstrating antifibrotic activity in an experimental model of renal fibrosis.

The study, which was conducted by SMC Laboratories in Tokyo, Japan, evaluated CRV431 in the Unilateral Ureteral Obstruction (“UUO”) mouse model. Mice that underwent left ureter surgical ligation were orally administered either vehicle or CRV431 at a dose of 50 mg/kg/day for two weeks (n=8 mice/group). A third group of eight mice, the Sham group, did not undergo surgery and did not receive drug treatment. The fibrotic scarring in response to the UUO procedure was visualized by Sirius red staining of histological sections from the affected kidneys. Quantitation of the Sirius red staining at the end of the study demonstrated that kidney fibrosis was significantly elevated in vehicle treated UUO mice, compared to the Sham group. Kidney fibrosis in the CRV431 treated group was 42% lower as compared to vehicle treated mice (p=0.0006).

“CRV431 has exerted antifibrotic activity in a number of in vitro and in vivo studies conducted by independent research laboratories in the United States, United Kingdom, France, and Japan,” stated Dr. Daren Ure, Hepion’s Chief Scientific Officer. “These included five studies in the “STAM™” and “Western Diet” mouse models of NASH; two studies of liver fibrosis induced by liver toxins; and two separate ex vivo studies of explanted human liver and lung tissues. Notably, the explanted lung tissue study in which CRV431 was efficacious used lung tissue obtained from a patient with idiopathic pulmonary fibrosis. The latest findings in this kidney study further confirm that CRV431 decreases fibrotic scarring in multiple organs, regardless of etiology.”

Dr. Robert Foster, Hepion’s Chief Executive Officer, commented, “To date, every one of our preclinical studies has consistently demonstrated CRV431’s antifibrotic activity. In addition to inhibiting cyclophilins, which play a critical role in the formation of collagen, CRV431 down-regulates gene expression and decreases production and secretion of proteins important to fibrosis. As such, we are advancing what we believe to be a direct-acting antifibrotic molecule in the clinic for the treatment of NASH, which represents a novel approach within the NASH landscape of investigational drugs.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third-party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com

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